                            STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of this 14th day of October, 1997, by and among Will West ("West"), an individual residing in Salt Lake County, Utah, Eric Smith ("Smith"), an individual residing in Salt Lake County, Utah, Ron Wells ("Wells"), an individual residing in Salt Lake County, Utah, Carmelo J. Santoro ("Santoro"), an individual residing in San Diego County, California, (collectively, the "Individual Stockholders") joined by their respective spouses, Scott D. Miller ("Mr. Miller"), an individual residing in Dallas County, Texas, joined by his spouse, AMX Corporation, a Texas corporation ("AMX") (Mr. Miller and AMX together with the Individual Stockholders, the "Stockholders" and individually, each a "Stockholder"), PHAST Corporation, a Delaware corporation with its principal place of business in Salt Lake County, Utah ("PHAST") and various employees of PHAST who are listed on EXHIBIT B hereto ("Employees").

    WHEREAS, on or about August 2, 1995, AMX and PHAST entered into that certain Loan Agreement ("Loan Agreement"), pursuant to which AMX made a loan ("Loan") to PHAST in the aggregate principal amount of One Million One Hundred Fifteen Thousand Dollars ($1,115,000.00) to be loaned from time to time and to be drawn down proportionately with a loan ("Santoro Loan") from Santoro in the amount of Thirty Two Thousand Three Hundred Fifty Two Dollars ($32,352.00), as evidenced by a Promissory Note dated August 2, 1995 ("Santoro Note"), which such Loan Agreement has been amended by that certain First Amendment to the Loan Agreement ("First Amendment to the Loan Agreement") executed contemporaneously herewith to be effective April 1, 1997;

    WHEREAS, contemporaneously with entering into the Loan Agreement, AMX entered into an option agreement with PHAST (the "AMX 156 Share Option Agreement") to purchase 156 shares of the $.01 par value per share Common Stock of PHAST ("PHAST Common Stock") for a purchase price of $215.68 per share and Santoro entered an option agreement with PHAST (the "Santoro 150 Share Option Agreement") to purchase 150 shares of PHAST Common Stock for a purchase price of $215.68 per share;

    WHEREAS, contemporaneously with entering into the Loan Agreement, the Stockholders and PHAST entered into that certain Voting and Stockholders' Agreement of PHAST Corporation ("Stockholders' Agreement"), pursuant to which, among other things, AMX was granted a preemptive right to maintain its 51% equity interest in PHAST and a right of first refusal to provide additional debt or equity financing to PHAST;

    WHEREAS, in September 1996, Mr. Miller acquired rights to 14,750 shares of the $100 par value per share Class A Preferred Stock of PHAST (the "PHAST Preferred Stock") for an aggregate purchase price of $1,475,000 which has been paid to PHAST and acquired rights to 7,322 shares of PHAST Common Stock to be issued at a price of approximately $3.41 per share for an aggregate purchase price of $25,000 which has been paid to PHAST.

    WHEREAS, contemporaneously with Mr. Miller's acquisition of the rights to the PHAST Preferred Stock, AMX exercised its preemptive right granted pursuant to the Stockholder's Agreement so that AMX acquired rights to 7,622 shares of PHAST Common Stock to maintain its 51% equity interest in PHAST for an aggregate purchase price of $25,000 plus the consent of AMX to the issuance of 7,322 shares of PHAST Common Stock to Mr. Miller.

    WHEREAS, on or about March 1, 1997, AMX and Mr. Miller entered into an option agreement (the "March Option Agreement") whereby Mr. Miller granted an option to AMX commencing on April 1, 1997 and expiring on March 31, 1998, to acquire Mr. Miller's rights to the PHAST Preferred Stock and PHAST Common Stock for an aggregate price of $2.5 million;

    WHEREAS, on July 7, 1997, AMX acquired 7,322 shares of PHAST Common Stock from Mr. Miller for $25,000 in a cash transaction and in connection therewith AMX granted Mr. Miller pursuant to an option agreement (the "Miller Put Agreement") the right to require AMX to purchase the 14,750 shares of PHAST Preferred Stock owned by Mr. Miller (the "Put Right") for a per share purchase price of $100, or an aggregate purchase price of $1,475,000, plus accrued but unpaid dividends, at any time from April 1, 1998 through March 31, 1999, which such Miller Put Agreement replaced and terminated the March Option Agreement;

    WHEREAS, the Employees have made significant contributions to the operations of PHAST, and as a result, PHAST has granted the PHAST stock options for PHAST Common Stock to the Employees as set forth in EXHIBIT A ("PHAST Employee Stock Options");

    WHEREAS, AMX desires to grant to such Employees certain shares of and options ("AMX Options") to purchase shares of its $.01 par value per share Common Stock ("AMX Common Stock");

    WHEREAS, AMX desires to purchase all of the shares of PHAST Common Stock owned by the Individual Stockholders and to be owned by the Employees upon the exercise of their existing PHAST Employee Stock Options all as set forth on EXHIBIT A (collectively, the "PHAST Shares") and the Individual Stockholders and the Employees desire to sell such PHAST Shares to AMX;

    WHEREAS, AMX desires to purchase and Santoro desires to sell the rights in and to the Santoro Loan;

                                  WITNESSETH:

    NOW, THEREFORE, for and in consideration of the above, and the premises set forth herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

                    ARTICLE I.  PURCHASE AND SALE OF STOCK

    1.1 THE TRANSACTION. Upon and subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, the parties hereto have executed this Agreement and agree to execute and deliver at or prior to Closing (as defined below) (or cause to be executed and delivered before Closing) any other agreements and documents ("Related Documents") as may be necessary to effectuate the transactions described herein. At the Closing, each of the Individual Stockholders and each of the Employees agrees to sell, transfer, assign and deliver to AMX, all right, title and interest in and to, the PHAST Shares free and clear of claims, liens and encumbrances, in exchange for AMX's delivery of the consideration set forth in Article II.

    1.2 CAPITAL STOCK. The Employees each hereby agree that they will exercise their PHAST Employee Stock Options prior to Closing. Immediately prior to Closing, PHAST's entire equity capital will consist of the shares of stock and stock options beneficially and legally owned as described on EXHIBIT A hereto and incorporated herein by reference, and there shall be no options, warrants, preferred stock, convertible securities or other rights to acquire, or otherwise convert into, common or any other class of stock, other than (i) the options granted to AMX pursuant to the AMX 156 Share Option Agreement, the options granted to Santoro pursuant to the Santoro 150 Share Option Agreement, both of which shall be deemed CANCELLED as of the Closing Date (as defined below), and (ii) the Put Right of Mr. Miller which survives this transaction. Santoro and AMX shall each deliver to PHAST at Closing their respective original option agreements marked CANCELLED as of the date thereof by an officer of AMX and by Santoro, respectively.

                    ARTICLE II.  CONSIDERATION FOR TRANSFER

    2.1 AMX CONSIDERATION SHARES. At the Closing, AMX shall issue 350,814 shares (the "AMX Consideration Shares") of AMX Common Stock and cash in the amount of $24,274, to the Individual Stockholders and Employees in accordance with EXHIBIT B attached hereto and AMX shall cause its transfer agent to deliver certificates to such Individual Stockholders and Employees within thirty days after such Closing.

    2.2 ADDITIONAL PURCHASE PRICE CONSIDERATION. Each of the persons listed on EXHIBIT C shall receive AMX Options to purchase that number of shares of AMX Common Stock as set forth on EXHIBIT C attached hereto, such options to be granted at an exercise price equal to $5.94 per share with such options to be granted pursuant to individual AMX Stock Option Agreements ("AMX Stock Option Agreements") in the form of that attached hereto as EXHIBIT D. AMX shall deliver cash in the amount of $26,000 to Santoro as additional consideration for the assignment of the Santoro Loan and cancellation of the Santoro 150 Share Option Agreement.

    2.3 TRANSFER, ASSIGNMENT AND RELEASE. In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Individual Stockholders and the Employees hereby:

    (a) transfer and assign to AMX all of their right, title and interest in and to the shares of PHAST Shares, and to any and all other rights to any Equity Securities of PHAST as defined in Section 4.3 effective as of the Closing Date; and

    (b) on behalf of themselves and their heirs, successors, executors and assigns, if any, release AMX, PHAST and their respective directors, shareholders, officers, contractors, agents, attorneys, employees, successors, heirs and assigns of and from any and all claims (including, but not limited to, claims to Equity Securities that they, or any of their agents, successors, assigns, heirs and legal representatives, if any, had or have through the date hereof or may ever have to the extent such claims arise out of or relate to any action or omission that occurred prior to the date hereof.

    2.4  TERMINATION OF AGREEMENTS AND CONSENT.

    (a) Each Stockholder hereby consents, for purposes of the Stockholders' Agreement or otherwise, (i) to the issuance of (or the granting of rights to acquire) 7,322 shares of PHAST Common Stock to Mr. Miller and 7,622 shares of PHAST Common Stock to AMX and, to the extent required, to all of the other transactions described in the recitals to this Agreement.

    (b) The undersigned hereby agree that, effective upon Closing, the Stockholders' Agreement, the Santoro 150 Share Option Agreement and the AMX 156 Share Option Agreement will each be hereby terminated in its entirety and all rights or claims thereunder shall be at Closing released and terminated without any further action required by the parties thereto.

    2.5 SALE OF THE SANTORO LOAN. At Closing Santoro agrees to assign to AMX the Santoro Note and any other documents, instruments, supplements and amendments evidencing the Santoro Loan. Such assignment shall be evidenced by typing the following language on the Promissory Note and having it executed by
Santoro:

    "Payable to the order of AMX Corporation, without recourse."

                ARTICLE III.  THE CLOSING AND TRANSFER OF STOCK

    3.1 CLOSING. The sale of the PHAST Shares and the other transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Munsch Hardt Kopf Harr & Dinan, P.C. contemporaneously with the execution of this Agreement or at such other time and/or place as may be mutually agreed upon by the parties (the "Closing Date"). The parties may mutually agree to close this transaction via the prior delivery of Closing documents and the facsimile of executed signature pages.

    3.2 DELIVERIES BY STOCKHOLDERS. At the Closing, the Individual Stockholders and the Employees shall deliver or cause to be delivered the following:

    (a) Certificates evidencing all of the PHAST Shares, which shall be delivered free and clear of any encumbrances and without restrictions of any kind, including voting restrictions or otherwise (except as are otherwise described herein), together with fully executed stock powers from the Individual Stockholders and fully executed stock powers from their wives evidencing their consent to the conveyance to AMX of the PHAST Shares;

    (b) Certificate of the Individual Stockholders and the Employees certifying as to the continued accuracy of the representations and warranties and compliance with the conditions precedent to the Closing, should this Agreement have been executed prior to Closing;

    (c) Separately executed Non-Competition Agreements by and between the Individual Stockholders and the Employees substantially in the form attached hereto as EXHIBIT E;

    (d) First Amendment to Employment Agreement with each of West, Smith and Wells substantially in the form attached hereto as EXHIBITS F-1, F-2 AND F-3, respectively;

    (e) Resignations of officers and directors of PHAST, as are requested by AMX;

    (f)  The original Santoro Note assigned to AMX as required by Section 2.5;

    (g)  An executed First Amendment to Loan Agreement;

    (h) The original Santoro 150 Share Option Agreement marked CANCELLED pursuant to Section 1.2;

    (i) Intellectual Property Agreements from all employees of PHAST substantially in the form of that attached hereto as EXHIBIT G;

    (j) Such other instruments and/or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

    3.3 DELIVERIES BY AMX. At the Closing (or within five days thereafter as set forth in Section 2.1), AMX shall deliver or cause to be delivered the following:

    (a) The certificates evidencing the AMX Consideration Shares and the AMX Stock Option Agreements;

    (b) The original AMX 156 Share Option Agreement marked CANCELLED pursuant to Section 1.2;

    (c) Such other instruments and/or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and any other Related Documents and to comply with the terms hereof.

    3.4 NEW SHAREHOLDER'S AGREEMENT. Mr. Miller and AMX shall enter into a new shareholders agreement at Closing governing the rights of each with respect to their shares of PHAST Common Stock or PHAST Preferred Stock, as the case may be.

     ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF INDIVIDUAL STOCKHOLDERS

    West, Wells and Smith, jointly and severally, represent to AMX that the representations and warranties in this Article IV are true and correct as of the date hereof and as of the date of Closing and Santoro and each of the Employees hereby represents severally to AMX with respect to themselves only that the representations and warranties contained in Section 4.1, 4.2 and 4.3 are true and correct and that the representations and warranties in the remaining Sections of this Article IV are to their individual knowledge true and correct as of the date hereof.

    4.1 OWNERSHIP OF STOCK. The Individual Stockholders and the Employees are the record and beneficial owners of all of the PHAST Shares and have the absolute right, power and capacity to sell, assign, transfer and deliver the same to AMX free and clear of any liens, encumbrances, pledges, security interests or claims of any nature whatsoever. Upon delivery of the certificates for the PHAST Shares to AMX, AMX will have full, valid and marketable title to all issued and outstanding shares of PHAST Common Stock. As a result of the termination of the Stockholders Agreement as set forth in Section 2.4, there are no voting or other agreements relating to the PHAST Shares or otherwise applicable to the right to sell the PHAST Shares, other than as contemplated by
Section 3.4.

    4.2 VALIDITY. This Agreement and any other Related Documents to be delivered at Closing, have been duly authorized by Individual Stockholders and Employees and have been executed and delivered by Individual Stockholders and Employees and are the lawful, valid and legally binding obligations of Individual Stockholders and Employees, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization or similar debtor relief legislation affecting the rights of creditors. The execution and delivery of this Agreement and any Related Documents and the consummation of the transactions set forth herein by the Individual Stockholders, the Employees and PHAST does not and will not result in a violation of, or result in the breach of any provision of, or conflict with, or result in the creation of any lien, security interest, charge or encumbrance (other than is imposed by the applicable securities laws) upon the PHAST Common Stock or the PHAST Preferred Stock or upon PHAST's assets, pursuant to, or cause any acceleration, default or similar adverse effect under any agreements to which PHAST is a party or by which any of its assets is bound; nor shall the execution and delivery require the authorization, consent, approval, exemption or any other governmental action by, or notice to, any court or governmental authority pursuant to: (i) PHAST's Certificate of Incorporation or its By-Laws; (ii) any contract, agreement, instrument or instrument to which the Individual Stockholders, the Employees or PHAST are parties or by which the Individual Stockholders, the Employees or PHAST or any of their assets are bound; (iii) any regulation, order, decree or judgment of any court or governmental agency; or (iv) any law applicable to the Individual Stockholders, the Employees or PHAST.

    4.3 CAPITALIZATION. There are no outstanding shares of PHAST's capital stock, options, warrants, rights, calls, commitments, convertible notes, conversion rights, rights of exchange, instruments, securities, plans or other agreements of any character providing for the purchase, issuance or sale of any of the capital stock of PHAST (collectively, the "Equity Securities"), other than those shares of PHAST Common Stock, PHAST Preferred Stock and the PHAST Employee Stock Options listed on EXHIBIT "A" hereto which options will be exercised prior to Closing. No other person or entity has any rights to Equity Securities except as set forth on EXHIBIT A.

    4.4 ORGANIZATION, QUALIFICATION AND CORPORATE POWERS. PHAST is a for profit corporation duly organized and validly existing under the laws of the State of Delaware and is duly authorized to do business in and is in good standing under the laws of the State of Delaware. PHAST has full corporate power and authority to carry on the business as it is currently being conducted and to own, lease and use the properties owned, leased and used by it. PHAST is duly qualified or licensed to do business in Utah and each other jurisdiction where the nature of its business requires such qualification, except for such jurisdictions in which the failure to so qualify would not have a material adverse effect on PHAST.

    4.5 PHAST FINANCIAL STATEMENTS. To the knowledge of the Employee's and Individual Stockholder's, the balance sheet of PHAST as at March 31, 1997 (the "March 1997 Balance Sheet") and the related statements of income and retained earnings and cash flows of PHAST for the fiscal year ended March 31, 1997 (together with the March 1997 Balance Sheet, the "March 1997 Financial Statements") and the balance sheet of PHAST as at September 30, 1997 ("September 1997 Balance Sheet") and the related statements of income and retained earnings and cash flows of PHAST for the four (4) months then ended (together with the September 1997 Balance Sheet, the "September 1997 Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are complete and correct in all material respects, and are consistent with the books and records of PHAST (which in turn, are accurate and complete in all material respects), and present fairly the financial position of PHAST at the dates stated therein and the results of operations and changes in cash flow for the periods stated therein (subject, in the case of the unaudited September 1997 Financial Statements to (i) adjustments consisting of normal recurring year end accruals considered necessary, in the opinion of AMX's independent public accountants, for fair presentations of the results of such periods, (ii) footnotes and (iii) normal year end audit adjustments in the ordinary course consistent with past practice.

    4.6 INTERIM CHANGE. Since the date of the September 1997 Financial Statements there has not been: (a) any material adverse change in the business of PHAST or any event that had a material adverse effect upon PHAST; (b) any damage, destruction or loss to the assets of PHAST, whether or not covered by insurance, which materially and adversely affects the business of PHAST;

(c) any increase in the compensation or benefits payable or to become payable by PHAST to any of its officers, consultants or employees or, except for increases in the normal course of operations, to salaried employees; (d) any work stoppage or labor dispute involving PHAST; (e) any advances to, or investments in, or transfers of assets to, any affiliate of PHAST (other than AMX) or any third party other than in the ordinary course of business; (f) any discharge or satisfaction of any lien, charge or encumbrance or payment of any liability or obligation, other than current liabilities paid in the ordinary course of business; or (g) any redemption, purchase or other acquisition by PHAST of any of its capital stock.

    4.7 ABSENCE OF UNDISCLOSED LIABILITIES. PHAST does not have any obligations or liabilities which currently does, or which in the future could reasonably be expected to materially and adversely affect the business of PHAST, except (a) liabilities reflected on the September 1997 Balance Sheet, (b) liabilities under Material Contracts (as defined in Section 4.14) and listed on
Schedule 4.14 attached hereto, or (c) liabilities which have arisen since the date of the September 1997 Balance Sheet in the ordinary course of business (none of which is a liability for a breach of contract, breach of warranty, product liability, tort, infringements, claims or lawsuits).

    4.8 TITLE TO ASSETS. PHAST is the legal and equitable owner in fee simple and has good and indefeasible title to all of the assets necessary to conduct its business on the date hereof, free and clear of any liens or encumbrances except for (a) assets being leased; and (b) liens securing liabilities disclosed on the September 1997 Balance Sheet.

    4.9  INTELLECTUAL PROPERTY.

    (a) PHAST owns, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (excluding Commercial Software Rights (as defined in paragraph (f) below)) that are used or currently proposed by PHAST to be used in the business of PHAST as currently conducted or as currently proposed to be conducted by PHAST (the "PHAST Intellectual Property Rights").

    (b) Schedule 4.9: (i) sets forth a complete list of all patents, patent applications, registered trademarks, material unregistered copyrights, trade names and service marks, and any applications therefor, included in PHAST Intellectual Property Rights; (ii) specifies the jurisdictions in which each such PHAST Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of PHAST's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered; and (iii) as to each such PHAST Intellectual Property Right, specifies whether it is owned by PHAST or licensed to PHAST by another person and who it is licensed from.
Schedule 4.9 also sets forth a complete list of all licenses, sublicenses and other agreements pursuant to which PHAST has licensed any other person to use any PHAST Intellectual Property Right or other trade secret material of PHAST, and includes the identity of such licensees, provided, however, that standard end user licenses to object code versions of PHAST's software ("End-User Licenses") need not be listed.

    (c) PHAST is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on Schedule 4.9. PHAST is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens or encumbrances other than End User Licenses), those PHAST Intellectual Property Rights which PHAST purports to own, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which such PHAST Intellectual Property Rights are being used. With respect to PHAST Intellectual Property Rights licensed to PHAST, PHAST has sufficient rights under the license agreements relating thereto to enable PHAST to use such PHAST Intellectual Property Rights in its business as currently conducted and as proposed to be conducted without payment of royalties or other compensation to the licensor thereof. No claims with respect to PHAST Intellectual Property Rights have been asserted or have been threatened by any person, nor are there any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by PHAST infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by PHAST of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in PHAST's business as currently conducted or as proposed by PHAST to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of PHAST Intellectual Property Rights.

    (d) Except as set forth on Schedule 4.9, all registered and material unregistered trademarks, service marks and copyrights held by PHAST are valid and subsisting. To the knowledge of the Employees and the Individual Stockholders, there is no material unauthorized, use, infringement or misappropriation of any of PHAST Intellectual Property Rights by any third party, including any employee or former employee of PHAST. PHAST has not been sued or charged as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and which has not been finally terminated prior to the date hereof nor does PHAST or the Individual Stockholders have any knowledge of any such charge or claim, and there is not any infringement liability with respect to, or infringement or violation by, PHAST of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another. No PHAST Intellectual Property Right or product of PHAST is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by PHAST. There is no outstanding order, judgment, decree or stipulation on PHAST, and PHAST is not party to any agreement, restricting in any manner the licensing of PHAST's products by PHAST.

    (e) Except for End User Licenses or as otherwise set forth in Schedule 4.9, PHAST has not entered into any agreement to indemnify any other person against any charge of infringement of any PHAST Intellectual Property Right. Each current employee of PHAST, each current consultant to PHAST, and each past employee of or consultant to PHAST during the last two years prior to the Closing who participated in the development of the source code of any product currently marketed, or currently under development, by PHAST has signed a contract programming agreement, or other agreement with PHAST containing equivalent nondisclosure and inventions assignment/ownership provisions set forth in the form of Intellectual Property Agreement attached hereto as EXHIBIT G, and correct copies of all of such agreements have been delivered to AMX.

    (f) "Commercial Software Rights" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to PHAST pursuant to end-user licenses and which are used in PHAST's business but are in no way a component of or incorporated in any of PHAST's products and related trademarks, technology and know-how. PHAST has not breached or violated the terms of its license, sublicense or other agreement relating to any Commercial Software Rights and has a valid right to use such Commercial Software Rights under such license and agreements. No claims with respect to the Commercial Software Rights have been asserted or, to the knowledge of the Employees and the Individual Stockholders, are threatened by any person against PHAST. To the knowledge of the Employees and the Individual Stockholders, there is no material unauthorized use, infringement or misappropriation of any of the Commercial Software Rights by PHAST or any employee or former employee of PHAST during the period of their employment.

    4.10 RELATED PARTY TRANSACTIONS.  No affiliate of any Individual
Stockholder or of any Employee other than AMX has any material interest in any material contract or property (real or personal, tangible or intangible) of PHAST used in or pertaining to the business of PHAST, including, without limitation, inventions, contracts, assets or PHAST Intellectual Property Rights.

    4.11 REAL PROPERTY: TANGIBLE ASSETS: LEASES. PHAST leases or subleases all real property and tangible assets reasonably necessary for the conduct of its business and will own or lease all such property or assets as of the date of Closing.

    (a)  REAL PROPERTY OWNED.  PHAST does not own any real property.

    (b) REAL PROPERTY LEASED OR SUBLEASED. Schedule 4.11(b) attached hereto sets forth a summary description of (or a copy of the lease for) each parcel of real property leased or subleased by PHAST, including, without limitation, a street address of the property. With respect to any real property leased or subleased by PHAST, all such leases, subleases, options and commitments contained therein are legally valid and binding and are in full force and effect. PHAST has not received any notice of default, offset, counterclaim or defense under such leases, subleases, options and/or commitments. PHAST previously has delivered to AMX correct and complete copies of the leases and subleases listed on Schedule 4.11(b) attached hereto.

    (c) ALL REAL PROPERTY. To the knowledge of Individual Stockholders and the Employees, each of the properties described in the leases listed on
Schedule 4.11(b) conforms in all material respects to applicable zoning, environmental, health and safety ordinances, building codes, and other laws, regulations and requirements relating to the use and operation thereof. None of the Individual Stockholders or Employees have received any notice of any violation of any law, ordinance, rule or regulation relating to the use and operation of such real properties, nor of the existence of any condemnation or eminent domain proceeding with respect to any of such real properties. Except as set forth in Schedule 4.11(b), all real properties used in the business of PHAST and leased or subleased by PHAST have received the necessary approvals of governmental authorities (including, without limitation, licenses and permits) required in connection with the operation thereof, except where the failure to obtain such approvals, licenses or permits would not have a material adverse effect upon PHAST. All such real properties are provided with utilities and other services necessary for the operation of said real properties. The leases are not subordinate to any lien affecting the real property, except for: (i) installments for special assessments not yet delinquent; (ii) recorded easements, covenants, and other restrictions, which do not or would not, impair the use, occupancy, or value of the property by or to PHAST; and (iii) the rights granted by the owner of the real property to the holder of any deed of trust on the real properties.

    (d) TANGIBLE ASSETS LEASED OR SUBLEASED. Schedule 4.11(d) attached hereto sets forth a list of (or a copy of the lease for) the material tangible assets of, or relating to, the business of PHAST that were leased or subleased by PHAST at September 30, 1997. All such leases, subleases, options and commitments contained therein are legally valid and binding and are in full force and effect. PHAST has not received any notice of default, offset, counterclaim or defense under such leases, subleases, options and/or commitments. PHAST has previously delivered to AMX correct and complete copies of the leases and subleases listed on Schedule 4.11(d).

    (e) TANGIBLE ASSETS OWNED. Schedule 4.11(e) attached hereto sets forth a list of the tangible assets (including inventory) of, or relating to the business of PHAST, owned by PHAST at September 30, 1997, except for those tangible assets, which in the aggregate, would not be considered to be material to PHAST. Except for the security interested granted to AMX, PHAST has good, indefeasible and insurable title to such tangible assets and is in possession of such assets free and clear of any security interests, liens, encumbrances, restrictions, reservations, or other defects in title.

    4.12 SUBSIDIARIES. PHAST has no subsidiaries or investments in any other entity.

    4.13 CONDITION OF ASSETS.

    (a) The assets of PHAST, whether owned or leased, are in normal operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used. To the knowledge of the Individual Stockholders and Employees, such assets conform to all applicable laws, ordinances and regulations, except for such minor variations as do not impair or interfere with the use of such assets for the purposes for which they are employed, and PHAST has not received any notice to the contrary.

    (b) The "PHAST Landmark Software" in the current version being shipped is fully operational and available for full commercial utilization, and functions in conformance with its published specifications except as listed in Schedule 4.13(b). All existing versions of the PHAST Landmark Software properly perform year 2000 processing.

    (c) The inventories of PHAST of raw materials and supplies, manufactured and purchased parts, goods in process, finished goods and equipment reflected on the September 1997 Balance Sheet, or thereafter acquired by PHAST, consist only of items of a quality and quantity usable or saleable by PHAST in the ordinary course of business at the amount reflected on the September 1997 Balance Sheet, in the case of items reflected on the September 1997 Balance Sheet, or in the case of items acquired thereafter, at the amount reflected on PHAST'S books. All such inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective in any material amount. Schedule 4.11(e) attached hereto sets forth a list of the inventory of PHAST at September 30, 1997.

    (d) Any accounts receivable and notes receivable in the September 1997 Balance Sheet, and any notes and/or accounts receivable acquired since such date, have been collected by PHAST or will be paid to PHAST, as the case may be, or will be collected by PHAST or will be paid to PHAST, as the case may be, and are valid, current and subject to no setoffs or counterclaims, except for amounts arising in the ordinary course which are not in the aggregate material to PHAST after taking into account provisions for losses at a rate not in excess of that reflected in the September 1997 Balance Sheet in the allowance for bad debts or similar book amounts. The accounts receivable reflected on the September 1997 Financial Statements arise out of bona fide sales and deliveries of goods, performance of services and/or other business transactions, and there are no pending contests with respect to the amount or validity of any material amount of the accounts and/or notes receivable.
Schedule 4.11(e) attached hereto sets forth a list of the accounts and notes receivable of PHAST at September 30, 1997.

    4.14 MATERIAL CONTRACTS. All PHAST contracts, leases, commitments, or agreements related to the business or to which PHAST is a party or bound, or by which any of the assets are subject or bound, meeting any of the descriptions set forth below (together with the license agreements listed in Schedule 4.9, collectively, the "Material Contracts"), are listed on Schedule
4.14. The Material Contracts on Schedule 4.14 shall be identified on the schedule by the subparagraphs below:

    (a) any lease for machinery, equipment or other personal property involving payment of aggregate annual rentals in excess of ten thousand dollars ($10,000) not otherwise listed on Schedule 4.11(d);

    (b) any contract or agreement for the purchase of any materials, supplies or services in excess of ten thousand dollars ($10,000) per annum except those incurred in the ordinary course of business and having a term of one year or less;

    (c) any instrument evidencing or related to indebtedness, obligation or liability for borrowed money in excess of ten thousand dollars ($10,000) (excluding normal trade payables arising out of the ordinary course of business), or any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any indebtedness, obligation or liability in excess of ten thousand dollars ($10,000);

    (d) any joint venture, partnership or other cooperative arrangement or any other cooperative agreement involving a sharing of profits with any other person;

    (e) any sales agency, representative, consulting, development, brokerage, distribution or similar contract whereby PHAST paid out Ten Thousand Dollars ($10,000) or more in fees, commissions or other payments in 1996 or pursuant to which such amount is estimated by the Individual Stockholders will be paid in 1997 or thereafter;

    (f) any plan, contract, agreement, arrangement for one or more officers, directors, consultants, shareholders or employees, with respect to salaries, insurance, bonuses, incentive compensation, pensions, deferred compensation, hospitalization, retirement payments, profit sharing, paid vacations or other benefits or payments;

    (g)  any contract or agreement with any labor union;

    (h) any contract or agreement which requires the consent of any person not a party hereto for the consummation of the transactions contemplated by this Agreement;

    (i)  all insurance policies;

    (j) all product or service warranties or warranty policies and all customer service warranty or maintenance agreements;

    (k) any other contract, lease, commitment or agreement related to the business of PHAST (other than contracts, commitments or agreements excluded by an express exception from the descriptions set forth above) which provides for payment or performance by either party thereto having an aggregate annual payments of ten thousand dollars ($10,000) or more, or which is not terminable by PHAST without payment or penalty on 30 days' (or less) notice;

    4.15 EMPLOYEES. PHAST has not suffered or sustained any labor disputes resulting in any work stoppage and no such work stoppage is threatened. To the knowledge of the Individual Stockholders and the Employees, none of the employees of PHAST is a member of any union and there are no collective bargaining agreements or understandings in effect now, relating to, or covering any employees of PHAST, nor have there been any such agreements or understandings covering such employees in the past. To the knowledge of the Individual Stockholders and the Employees there are no attempts being made to organize any employees presently employed in the business nor have any employees left or been fired who were attempting to organize the employees.
Schedule 4.15 contains a list of all employees, sales representatives and consultants whose fees or salaries and bonuses for 1996 exceeded or are estimated by the Individual Stockholders will exceed for 1997, Seventy-Five Thousand Dollars ($75,000) and the amounts paid to them in 1996 and the estimated amount to paid to them in 1997.

    4.16 TAXES.

    (a) "Tax Return" for purposes hereof, shall mean any return, declaration, report, claim for refund, or information return or statement required to be filed or sent by or with respect to PHAST in respect of any Taxes, including, without limitation, any schedule or attachment thereto, and including any amendment thereof. "Tax" or "Taxes" for purposes hereof shall mean all federal, state, local, foreign and other taxes, charges, fees, levies or other government assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, value added, single business, alternative or add-on minimum, real and personal property, workers compensation, environmental, transfer, unemployment and social security taxes or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority (domestic or foreign). PHAST has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by PHAST have been paid or, if unpaid, do not in the aggregate exceed PHAST's reserve for federal and state and local income Tax payable set forth on the face of the September 1997 Balance Sheet, as adjusted for the passage of time through the date of Closing in accordance with the past custom and practice of PHAST in filing its Tax Returns. PHAST currently is not the beneficiary of any extension of time within which to file any Tax Return except as listed on Schedule 4.16. No claim has ever been made by a governmental authority in a jurisdiction where PHAST does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

    (b) No Tax Returns of PHAST have been audited, or are currently the subject of audit. PHAST has delivered to AMX correct and complete copies of all federal income Tax Returns, state income Tax Returns, state sales Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by PHAST since its incorporation.

    (c) PHAST has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney has been granted by PHAST with respect to any matter relating to Taxes which is currently in force.

    4.17 PRODUCT WARRANTY. All products, and the delivery thereof, manufactured or sold by PHAST have been manufactured in substantial conformity with all material contractual commitments, published standards and specifications, and all expressed or implied warranties and no liability for breach of warranty claims exists or will arise for replacement (which claims are not covered by insurance subject to deductibles), in connection with such sales or deliveries, which will exceed the reserve for product warranty claims included in the September 1997 Balance Sheet, as adjusted for the passage of time through the date of Closing in accordance with the past custom and practice of PHAST. PHAST does not have, and does not sell its products pursuant to, any written product warranties or warranty policies, or customers service or maintenance agreements; except for those listed on Schedule 4.14(j) and except as listed on Schedule 4.16, no claims have been made by or against such warranties, policies or agreements. To the knowledge of the Individual Stockholders and the Employees, no basis exists for any present or future charge, complaint, action, suit, proceeding, claim or demand against PHAST arising out of an injury to persons or property as a result of the purchase or use of any product sold by PHAST which is not covered by insurance, subject to deductibles.

    4.18 LITIGATION. Neither PHAST nor any of the Individual Stockholders and Employees, or any officer of PHAST (a) in their capacity as an officer, director or employee of PHAST is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge; or (b) in their capacity as an officer, director or employee of PHAST is a party or, to the knowledge of the Individual Stockholders and the Employees, are threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator or any other governmental authority; or (c) is subject, or a party to, or to their knowledge threatened to be made a party to, any of the above which affects or could affect the ability of such person to perform its obligations under this Agreement whether to transfer their Equity Rights in PHAST to AMX or otherwise.

    4.19 LEGAL COMPLIANCE. PHAST has all licenses, permits, approvals, franchises and other authorizations as are necessary in order to enable it to own and conduct its business and occupy and lease its real properties. All such licenses, permits, approvals, franchises and authorizations are in full force and effect and will continue in full force and effect immediately following the Closing. PHAST has complied with all laws (including, without limitation, rules and regulations thereunder) of federal, state and local governmental authorities, and to the knowledge of Individual Stockholders and Employees no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against PHAST. PHAST has complied with all applicable laws (including, without limitation, rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

    4.20 INSURANCE.

    (a) Schedule 4.20 sets forth a list of each insurance policy (including, but not limited to, policies providing property, life, casualty, liability, product liability, workers' compensation coverage, and bond and surety arrangements) to which PHAST has been a party, a named insured, or the beneficiary of coverage at any time since its incorporation. Copies of such insurance policies which include the following information have been provided to AMX: (i) the name, address, and telephone number of the insurance agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope (including, without limitation, an indication of whether the coverage was on a claims-made, occurrence, or other basis) and amount (including, without limitation, a description of how deductibles and ceilings are calculated and operate) of coverage; and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

    (b) For each such insurance policy: (i) the policy is legal, valid, binding, and enforceable in accordance with its terms; (ii) the policy will continue to be legal, valid, binding, and enforceable on identical terms following the Closing Date; (iii) PHAST is not in breach or default (including, without limitation, the payment of premiums or the giving of notices) thereunder; and (iv) to the knowledge of the Individual Stockholders and Employee no event has occurred that, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification, or acceleration under the policy.

    4.21 DISCLOSURE. To the knowledge of Individual Stockholders and the Employees, their representations and warranties contained in this Agreement are accurate, correct and complete, in all material respects do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

    4.22 REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT AS OF CLOSING DATE. All of the representations and warranties of the Individual Stockholders and the Employees contained in this Agreement will be true in all material respects upon and as of the Closing Date and will survive for six (6) months following the Closing except for those set forth in Sections 4.1, 4.2 and 4.3 which shall survive as long as the law will allow.

              ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF AMX

    AMX represents and warrants to the Individual Stockholders and the Employees as of the date hereof, and as of the date of Closing, the following:

    5.1 AUTHORITY. AMX has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other actions required to be taken by AMX to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No other approval on the part of AMX is necessary to authorize the execution, delivery and performance of the Agreement and any other Related Documents.

    5.2 VALIDITY. This Agreement and any other Related Documents to be delivered at Closing, have been duly authorized by AMX and have been executed and delivered by AMX and are the lawful, valid and legally binding obligations of AMX, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization or similar debtor relief legislation affecting the rights of creditors. The execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated herein by AMX does not and will not result in a violation of, or result in the breach of any provision of, conflict with, or result in the creation of any lien, security interest, charge or encumbrance (other than is imposed by the applicable securities laws) upon the AMX Consideration Shares pursuant to, or cause any acceleration, default or similar adverse effect under any agreements to which AMX is a party; nor shall the execution and delivery require the authorization, consent, approval, exemption or any other governmental action by, or notice to, any court or governmental authority pursuant to: (i) AMX's Articles of Incorporation or its Bylaws; (ii) any contract, agreement or instrument to which the AMX is a party or by which any of its assets are bound; (iii) any regulation, order, decree or judgment of any court or governmental agency; or (iv) any law applicable to AMX.

    5.3 INVESTMENT REPRESENTATIONS. AMX acknowledges that the PHAST Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and as a result, is subject to restrictions on transferability and is being conveyed based upon the representations and warranties set forth herein. AMX hereby represents and warrants that:

    This Agreement was made pursuant to a privately negotiated transaction and not as a result of any public solicitation or advertisement. AMX is an accredited investor as that term is defined in Regulation D promulgated pursuant to the Securities Act, and has extensive experience, knowledge and skill in the business in which AMX is engaged and is uniquely qualified to evaluate the merits and risks of an investment in AMX and the acquisition of the PHAST Shares pursuant to this Agreement.

    The PHAST Shares will be acquired for the account of AMX and not for, or on behalf of, any other Person and will be acquired for investment and not with a view toward resale or distribution. The PHAST Shares have not been registered under the Securities Act, nor qualified for sale under any state securities laws, and therefore cannot be sold unless subsequently registered under the Securities Act and qualified for sale under appropriate state securities laws, or unless appropriate exemptions from such registration and qualification requirements are satisfied. AMX acknowledges that the certificates representing the PHAST Shares will bear legends reflecting such restrictions.

    5.4 SEC DOCUMENTS: AMX FINANCIAL STATEMENTS. AMX has furnished or made available to the Individual Stockholders and the Employees a true and complete copy of its Forms 10-K for the fiscal year ended March 31, 1997, its Form 10-Q for the quarter ended June 30, 1997, its proxy statement dated July 14, 1997 and its Annual Report for 1997 (collectively, the "SEC Documents"), which AMX filed under the Exchange Act with the Securities and Exchange Commission (the "SEC"). The financial statements of AMX, including the notes thereto, included in the SEC Documents ("AMX Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of AMX at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

                      ARTICLE VI.  ADDITIONAL AGREEMENTS

    6.1 REGISTRATION STATEMENT. The rights and obligations of AMX and the Individual Stockholders and the Employees in respect of the registration of the AMX Consideration Shares shall be as set forth in the Declaration of Registration Rights in the form of Exhibit H attached hereto.

      ARTICLE VII.  INVESTMENT REPRESENTATIONS AND OTHER REPRESENTATIONS

    7.1 INVESTMENT REPRESENTATIONS. Each Individual Stockholder and each of the Employees hereby severally (and not jointly) represents and warrants to AMX as of the date hereof and as of the date of Closing as set forth below:

    (a) INVESTMENT INTENT. Such person is acquiring shares of AMX Common Stock and the AMX Options for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the SEC under the Securities Act, covering such shares, or (ii) pursuant to an applicable exemption under the Securities Act. In acquiring the shares of AMX Common Stock and the AMX Options, each Individual Stockholder and each Employee is not offering or selling, and will not offer or sell, for AMX in connection with a distribution of AMX Common Stock or the AMX Options and does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

    (b) DISCLOSURE OF INFORMATION. Such person acknowledges that he or his representatives have been furnished with the SEC documents.

    (c) INVESTMENT EXPERIENCE. Such person acknowledges that he is able to fend for himself, can bear the economic risk of his investment in shares of AMX Common Stock and the AMX Options and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in shares of AMX Common Stock and the AMX Options.

    (d) RESTRICTED SECURITIES. Such person understands that the shares of AMX Common Stock and the AMX Options acquired by him in the transaction contemplated by this Agreement are expected to be exempt from registration under the Securities Act by virtue of Section 4(2) or 3(b) thereof and, accordingly, will not have been registered pursuant to the Securities Act or any applicable state securities laws, will be characterized as "restricted securities" under federal securities laws, and that, under such laws and applicable regulations, cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Individual Stockholder and each Employee represents that he is familiar with Rules 144 and 145 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of AMX (or a notation may be made in the appropriate records of AMX) in connection with such shares and options.

    (e) LEGEND. It is agreed and understood by such person that the certificates representing shares of AMX Common Stock acquired by him pursuant hereto shall each conspicuously set forth on the face or back thereof, in addition to any legends required by applicable law or other agreement, a legend in substantially the following form:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

    (f) ACCESS TO INFORMATION. Each Individual Stockholder and each Employee hereby acknowledges that AMX has not made any representations or warranties to him with respect to the value of the AMX Common Stock or the AMX Options, and the actual value of the AMX Common Stock and the AMX Options may be more or less than the value of the PHAST Shares being sold to AMX pursuant hereto. Each Individual Stockholder and Employee has had an opportunity to review all such information about AMX as he desires and he has been given an opportunity to ask questions and receive answers about AMX. Each Individual Stockholder and Employee has been represented by an attorney of his choice or has waived his right to do so, and he has had an opportunity to review and discuss this Agreement, the Related Documents, and the transactions being effected hereby including, but not limited to, the tax consequences thereof with such counsel if they desire to do so. Each Individual Stockholder and each Employee further acknowledges and agrees that the law firm of Munsch Hardt Kopf Harr & Dinan, P.C. and its attorneys have represented AMX Corporation in this transaction and have not represented the interests of any such Individual Stockholder or Employee. Each Individual Stockholder and Employee understands the contents and effect of this Agreement and he has signed this Agreement and any documents executed in connection therewith to which he is a party, as his own free act.

                      ARTICLE VIII.  GENERAL PROVISIONS

    8.1 SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement and in any other Related Document and in any other document delivered pursuant hereto, shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing.

    8.2 AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Agreement or any other Related Document shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    8.3 APPLICABLE LAW. The laws of the State of Texas shall apply to this Agreement. This Agreement and the obligations of the parties hereunder are subject to all applicable laws, rules, court decisions, orders and regulations of governmental authorities having said jurisdiction; in the event of conflict of laws, said laws, rules, court decisions, orders, and regulations of governmental authorities of the State of Texas shall control.

    8.4 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    8.5 PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and assigns. Notwithstanding the foregoing, none of the parties hereto may delegate any of their respective duties or obligations hereunder without the prior written consent of the other party, except that AMX may delegate such duties and/or obligations to a subsidiary of AMX so long as AMX remains obligated to either perform or guarantee all of its obligations hereunder. Each of the parties hereto acknowledges and agrees that this Agreement shall be binding upon each person or entity who signs the document and if one or more of the Employees or other parties hereto fail to sign the Agreement, this Agreement shall be binding upon each party who does so sign.

    8.6 ENTIRE TRANSACTION. This Agreement and the other Related Documents and any other agreements delivered pursuant hereto or thereto, constitute the entire understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements and understandings among the parties, including, but not limited to, the PHAST Corporation Term Sheet dated August 13, 1997.

    8.7 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.8 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

    8.9 WAIVER. No waiver by any party of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other party from, performance of any other provision, condition or requirement herein; nor deemed to be a waiver of, or in any manner release the other party from future performance of the same provision, condition or requirement; nor shall any delay or omission by any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

    8.10 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and may be sent by registered or certified mail, postage prepaid, overnight courier or by facsimile as follows:

    If to Will West:           2028 Sylvan Avenue
                               Salt Lake City, UT 84108
                               Fax No.: (801) 467-0290

    If to Eric Smith:          79 West 4500 South, Building 14
                               Salt Lake City, UT 84107
                               Fax No.: (801) 264-8271

    If to Ron Wells:           79 West 4500 South, Building 14
                               Salt Lake City, UT 84107
                               Fax No.: (801) 264-8271

    If to Carmelo J. Santoro:  April 15 - December 1
                               P.O. Box 2095
                               18103 Via Ascenso
                               Rancho Santa Fe, CA  92067
                               Fax No.: (619) 759-1973

                               December 2 - April 14
                               P.O. Box 4333
                               7735 Bald Eagle Drive
                               Park City, UT  84060
                               Fax No.: (801) 655-0064

    If to Scott D. Miller:     AMX Corporation
                               11995 Forestgate Drive
                               Dallas, TX  75243
                               Fax No.: (972) 907-6234

    If to AMX:                 AMX Corporation
                               11995 Forestgate Drive
                               Dallas, TX  75243
                               Attn:  Joe Hardt
                               Fax No.: (972) 907-6234

         with a copy to:       Mr. A. Michael Hainsfurther, Esq.
                               Munsch, Hardt, Kopf, Harr, & Dinan, P.C.
                               4000 Fountain Place
                               1445 Ross Avenue
                               Dallas, Texas 75202-2711
                               Fax No.: 214-855-7584

    If to PHAST:               PHAST Corporation
                               79 West 4500 South, Building 14
                               Salt Lake City, UT 84107
                               Attn: President
                               Fax No.: (801) 264-8271

    If to Employees:           c/o Will West
                               PHAST Corporation
                               79 West 4500 South, Building 14
                               Salt Lake City, UT 84107
                               Fax No.: (801) 264-8271

Any party may change its address for receiving notice by written notice given to the others named above.

    8.11 TRANSACTION COSTS. Each of the Individual Stockholders and Employees and AMX shall pay its own respective costs and expenses (including legal fees) in connection with this Agreement and the Related Documents and the transaction contemplated herein and shall not look to the other party for reimbursement of such costs.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.


                                       INDIVIDUAL STOCKHOLDERS:

                                       /s/ Will West
                                       -----------------------------------
                                       Will West


                                       /s/ Lisa G. West
                                       -----------------------------------
                                       Spouse


                                       /s/ Eric Smith
                                       -----------------------------------
                                       Eric Smith


                                       /s/ Michelle Smith
                                       -----------------------------------
                                       Spouse


                                       /s/ Ron Wells
                                       -----------------------------------
                                       Ron Wells


                                       /s/ Anita Wells
                                       -----------------------------------
                                       Spouse


                                       /s/ Carmelo J. Santoro
                                       -----------------------------------
                                       Carmelo J. Santoro


                                       /s/ Nancy J. Santoro
                                       -----------------------------------
                                       Spouse

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                       /s/ Scott D. Miller
                                       -----------------------------------
                                       Scott D. Miller


                                       /s/ Roslyn Miller
                                       -----------------------------------
                                       Roslyn Miller


                                       AMX CORPORATION


                                       By: Joe Hardt
                                          --------------------------------
                                       Name:  Joe Hardt
                                            ------------------------------
                                       Title: President
                                             -----------------------------

                                       PHAST CORPORATION


                                       By: William B. West
                                          --------------------------------
                                       Name:  William B. West
                                            ------------------------------
                                       Title: President
                                             -----------------------------


                                       EMPLOYEES:


                                       /s/ Greg Cooper
                                       -----------------------------------
                                       Greg Cooper

                                       /s/ James Russell
                                       -----------------------------------
                                       James Russell

                                       /s/ Steve McDaniel
                                       -----------------------------------
                                       Steve McDaniel

                                       /s/ Aaron Myer
                                       -----------------------------------
                                       Aaron Myer

                                       /s/ Brett Molen
                                       -----------------------------------
                                       Brett Molen

                                       /s/ Rick Hulme
                                       -----------------------------------
                                       Rick Hulme

                                       /s/ James Voss
                                       -----------------------------------
                                       James Voss

                                       /s/ Mark Mine
                                       -----------------------------------
                                       Mark Miner

                                       /s/ Larry Jones
                                       -----------------------------------
                                       Larry Jones

                                       /s/ Alan Bowes
                                       -----------------------------------
                                       Alan Bowes

                                       /s/ Mark Morgan
                                       -----------------------------------
                                       Mark Morgan

                                       /s/ Tony Benjamin
                                       -----------------------------------
                                       Tony Benjamin

                                       /s/ George Norr
                                       -----------------------------------
                                       George Norr

                                       /s/ Mike Hoggan
                                       -----------------------------------
                                       Mike Hoggan

                                       /s/ David Anderson
                                       -----------------------------------
                                       David Anderson

                                       /s/ Ginni Larsen
                                       -----------------------------------
                                       Ginni Larsen

                                       /s/ Jeff Golightly
                                       -----------------------------------
                                       Jeff Golightly

                                       /s/ Greg Riddle
                                       -----------------------------------
                                       Greg Riddle

                                       /s/ Dean Zekas
                                       -----------------------------------
                                       Dean Zekas

                                       /s/ Mona Aphayrath
                                       -----------------------------------
                                       Mona Aphayrath

                                       /s/ Gregory Chapman
                                       -----------------------------------
                                       Gregory Chapman

                                       /s/ Rick Eastwood
                                       -----------------------------------
                                       Rick Eastwood

                                       /s/ Latsada K. Phachomphon
                                       -----------------------------------
                                       Latsada K. Phachomphon

                                       /s/ Chris Delmain
                                       -----------------------------------
                                       Chris Delmain

                                       /s/ John Hayes
                                       -----------------------------------
                                       John Hayes

                                       /s/ Tracy Evans
                                       -----------------------------------
                                       Tracy Evans

                                       /s/ Amy Parkin
                                       -----------------------------------
                                       Amy Parkin

                                       /s/ Chris Trumm
                                       -----------------------------------
                                       Chris Trumm

                                       /s/ Amkha Louangsarath
                                       -----------------------------------
                                       Amkha Louangsarath

                                       /s/ Ginger Smith
                                       -----------------------------------
                                       Ginger Smith

                                       /s/ Troy Vance
                                       -----------------------------------
                                       Troy Vance

                                       /s/ Sara Davies
                                       -----------------------------------
                                       Sara Davies

                                      EXHIBIT A

                          EXISTING PHAST CAPITAL STRUCTURE

Common Stock:

Shareholder           Number of Shares
--------------------------------------

Carmelo J. Santoro           150
Will West                  2,183
Eric Smith                 2,183
Ron Wells                    384
AMX Corporation           20,044
                          ------
Total                     24,944


Options for Shares of Common Stock that
will be exercised prior to Closing:

                                                    Reduced Number of
                                                    PHAST Shares to be
                          Number of PHAST Shares    Issued in Exchange For
Employee Optionholders    Covered by the Option     Acceleration of the Option
------------------------------------------------------------------------------
Greg Cooper                        346                        206.85
James Russell                      346                        206.85
Steve McDaniel                     346                        206.85
Aaron Myer                         346                        206.85
Brett Molen                        178                        106.47
Rick Hulme                         112                         66.92
James Voss                         112                         66.92
Mark Miner                         112                         66.92
Larry Jones                        111                         60.84
Alan Bowes                         111                         60.84
Mark Morgan                         70                         41.83
Tony Benjamin                       75                         41.83
George Norr                         56                         33.46
Mike Hoggan                         51                         30.42
David Anderson                      13                          7.60
Ginni Larsen                        11                          6.08
Jeff Golightly                      15                          9.13
Greg Riddle                         15                          9.13
Dean Zekas                          15                          9.13

                                  EXHIBIT A - Page 2

                                                    Reduced Number of
                                                    PHAST Shares to be
                          Number of PHAST Shares    Issued in Exchange For
Employee Optionholders    Covered by the Option     Acceleration of the Option
------------------------------------------------------------------------------

Gregory Chapman                      5                          3.04
Rick Eastwood                       10                          6.08
Latsada K. Phachomphon              10                          6.08
Chris Delmain                       11                          6.08
Mona Aphayrath                      10                          6.08
John Hayes                          10                          6.08
Tracy Evans                         22                         12.16
Amy Parkin                          11                          6.08
Chris Trumm                         11                          6.08
Amkha Louangsarath                  11                          6.08
Ginger Smith                        11                          6.08
Troy Vance                           6                          3.10
Sara Davies                          6                          3.10
                                 -----------------------------------
                                 2,575                      1,521.04


Preferred Stock:

Scott D. Miller         14,750


Options Cancelled Pursuant to Stock Purchase Agreement
------------------------------------------------------
AMX                156 shares
Santoro            150 shares

                                   EXHIBIT B

                                   ALLOCATION

                         Number of Shares of
                         AMX Common Stock Allocated
Individual Stockholders  Pursuant to Section 2.1 of the
and Employees            Agreement
-----------------------

Carmelo J. Santoro                  8,249
Will West                         120,108
Eric Smith                        120,108
Ron Wells                          21,008
Greg Cooper                        11,381
James Russell                      11,381
Steve McDaniel                     11,381
Aaron Myer                         11,381
Brett Molen                         5,858
Rick Hulme                          3,682
James Voss                          3,682
Mark Miner                          3,682
Larry Jones                         3,347
Alan Bowes                          3,347
Mark Morgan                         2,301
Tony Benjamin                       2,301
George Norr                         1,841
Mike Hoggan                         1,675
David Anderson                        418
Ginni Larsen                          335
Jeff Golightly                        502
Greg Riddle                           502
Dean Zekas                            502
Mona Aphayrath                        335
Gregory Chapman                       167
Rick Eastwood                         335
Latsada K. Phachomphon                335
Chris Delmain                         335
John Hayes                            335
                                  -------
                                  350,814

                               EXHIBIT B - Page 2

Cash Payments Pursuant to
Section 2.1 of the Agreement
----------------------------

Employees                    Cash
---------                  -------
Tracy Evans                $ 6,384
Amy Parkin                   3,542
Chris Trumm                  3,542
Amkha Louangsarath           3,542
Ginger Smith                 3,542
Troy Vance                   1,861
Sara Davies                  1,861
                           -------
                           $24,274

                                   EXHIBIT C

                   Number of Options to Purchase Shares of
                   AMX Common Stock Allocated Pursuant
                   to Section 2.2 of the Agreement
Optionholders:
--------------

Eric Smith                       132,250
Ron Wells                         22,671
Will West                        132,250
Greg Cooper                       20,555
James Russell                     20,555
Steve McDaniel                    20,555
Aaron Myer                        20,555
Brett Molen                       10,580
Rick Hulme                         8,000
James Voss                         6,650
Mark Miner                         6,650
Larry Jones                        6,046
Alan Bowes                         6,046
Mark Morgan                        4,156
Tony Benjamin                      4,156
George Norr                        3,325
Mike Hoggan                        3,024
David Anderson                     1,500
Ginni Larsen                       1,100
Jeff Golightly                       907
Greg Riddle                          907
Dean Zekas                           907
Mona Aphayrath                       605
Gregory Chapman                      605
Rick Eastwood                        605
Latsada K. Phachomphon               605
Chris Delmain                        605
John Hayes                           605
                                 -------
                                 436,975

                               LIST OF SCHEDULES

4.9           Intellectual Property
4.11(b)       Real Property Lease
4.11(d)       Personal Property Lease
4.11(e)       Tangible Assets
4.13(b)       PHAST Landmark Software Defects
4.14          Material Contracts
4.15          Employees
4.16          Taxes
4.17          Product Warranty Claims
4.20          Insurance

                                LIST OF EXHIBITS

Exhibit A     Existing Capital Structure
Exhibit B     Allocation
Exhibit C     Options Granted Pursuant to the Agreement
Exhibit D     AMX Stock Option Agreement
Exhibit E     Non-Competition Agreement
Exhibit F-1   First Amendment to Employment Agreement of Will West
Exhibit F-2   First Amendment to Employment Agreement of Eric Smith
Exhibit F-3   First Amendment to Employment Agreement of Ron Wells
Exhibit G     Intellectual Property Agreement
Exhibit H     Declaration of Registration Rights